Exhibit 10.4.1

FIRST AMENDMENT TO REORGANIZATION AGREEMENT

This First Amendment to Reorganization Agreement (“Amendment”) is entered into by and among ConocoPhillips, Duke Capital LLC and Duke Energy Field Services, LLC.

Recitals

ConocoPhillips, Duke Capital LLC and Duke Energy Field Services, LLC are parties to a Reorganization Agreement dated May 26, 2005 (the “Agreement”). Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Agreement.

The Parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, in and for the terms and provisions hereof and other good and valuable consideration, the Parties agree as follows:

1. Amendment. Section 3.3(a) is generally amended to reflect that any transfer to be made by the Company pursuant to clause (ii) thereof shall be in U.S. dollars (versus Canadian Dollars) and the amount to be transferred pursuant to clause (ii) thereof shall be converted to U.S. dollars from Canadian Dollars using the Bank of Canada Noon Canadian/USD Exchange Rate on June 30, 2005 as reflected on Bloomberg screen “CDCFUSD Index” on the same date.

2. Miscellaneous. This Amendment may be executed in one or more counterparts, all of which shall be considered one and same agreement, and shall be effective when the one or more counterparts have been signed by each Party and delivered (including by facsimile) to the other Parties.

Executed and delivered on the date first set forth above.

CONOCOPHILLIPS

By:	/s/ John E. Lowe
Name:	John E. Lowe
Title:	Executive Vice President, Planning, Strategy and Corporate Affairs

DUKE CAPITAL LLC

By:	/s/ Paul H. Barry
Name:	Paul H. Barry
Title:	Vice President

DUKE ENERGY FIELD SERVICES, LLC

By:	/s/ Brent L. Backes
Name:	Brent L. Backes
Title:	Vice President, General Counsel and Secretary